------
FORM  4
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                                 U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                                          Washington,  DC  20549

                               STATEMENT  OF  CHANGES  IN  BENEFICIAL  OWNERSHIP
[  ]  Check  box  if  no
    longer  subject to         Filed pursuant to Section 16(a) of the Securities
    Section  16.  Form  4            Exchange  Act of 1934, Section 17(a) of the
    or  Form  5  obligations         Public  Utility Holding Company Act of 1935
    may  continue.  See              or  Section 30(f) of the Investment Company
    Instruction  1(b).                           Act  of  1940




-----------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to
| Pizi            Anthony                    | Level 8 Systems, Inc. (LVEL)                 |     Issuer (Check all applicable)
|--------------------------------------------|----------------------------------------------|
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify
|                                            |    Person, if an Entity |                    |              title           below)
|                                            |    (Voluntary)          |     05/2001        |              below)
|                                            |                         |                    |Chief Executive Officer,
|  16 Blackhawk Court                        |                         |                    |Chief Technology Officer
|--------------------------------------------|                         |--------------------|--------------------------------------
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing
|                                            |                         |    Date of Original|   (Check applicable line)
| Princeton Junction  NJ             08550   |                         |    (Month/Year)    |   [X] Form Filed by One
|                                            |                         |                    |       Reporting Person
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than
| (City)           (State)           (Zip)   |                                              |       One Reporting Person
|                                            |                                              |
|----------------------------------------------------------------------------------------------------------------------------------
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
|----------------------------------------------------------------------------------------------------------------------------------
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In-
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner-
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.
|                     |                   |       |      |            |       |      |                    |             |   4)
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|Common Stock         |     05/14/2001    |   P   |      |    5,000   |   A   |3.8100|       50,000       |     D       |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------
|                     |                   |       |      |            |       |      |                    |             |
-----------------------------------------------------------------------------------------------------------------------------------

FORM  4        (CONTINUED)     TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,  OR  BENEFICIALLY  OWNED
                                            (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS, CONVERTIBLE  SECURITIES)



-----------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------
|                       |              |          |     |    |       |        |        |        |        |           |
-----------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number  of    |      10.  Ownership           |   11. Nature of      |
|       Derivative    |          Form  of             |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned  at  End|          Direct (D)           |       (Instr. 4)     |
|       of  Month     |          or  Indirect (I)     |                      |
|       (Instr.  4)   |          (Instr.  4)          |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation  of  Responses:



(*) Intentional misstatements or omissions of facts constitute Federal Criminal     /s/  James A. Saputo, Jr             05/16/01
    Violations.  See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).                   --------------------------------   ----------
                                                                                    Signature  of  Reporting  Person(*)   Date

Note.  File  three  copies  of  this form, one of which must be manually signed.    Attorney-In-Fact for Anthony Pizi
       If  space provided  is  insufficient, see  Instruction  6 for procedure.


Potential person who are to respond to the collection of information contained
In this form are not required to respond unless the form displays a currently
Valid OMB Number.

